Exhibit 99.1

DATE:	April 28, 2014 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP — NASDAQ, MSFG —
Announces First Quarter 2014 Operating Results

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the first quarter of 2014.  For the three months ended March 31, 2014, the Company recorded net income of $6.2 million, or $0.30 per common share, compared to net income of $4.0 million, or $0.19 per common share, in the first quarter of 2013.  During the first quarter of 2014 the Company announced plans to close three banking offices and incurred $600 thousand in costs related to the closures.  This reduced earnings per share by $0.02 during the quarter.  During the first quarter of 2013, the Company prepaid a $15 million Federal Home Loan Bank (FHLB) advance and incurred a $2.2 million prepayment penalty.  This reduced earnings per share during the first quarter of 2013 by $0.07.

CEO Comments

Mr. Brown stated, “I am pleased with our first quarter’s results.  Our earnings per share (after adjusting for non-operating items) were $.32 per share compared to $.26 per share one year ago, a 23% increase.  The primary drivers of improvement were lower provision expense and lower marketing and collection expenses.”

Mr. Brown continued, “I am also pleased with our improving trends in net interest income, driven by a 9% increase in loan balances from one year ago.  I am also encouraged that our fee income was down only 3% from one year ago despite the fact that mortgage income declined by 35%.  Increases in trust and investment fees, service charges, interchange income and lower losses on the sale of OREO, all helped offset the decline in mortgage income.  During the quarter, we increased our mortgage loan origination staff by over 20% as we work to increase mortgage originations from the realtor community”.

Mr. Brown discussed loan trends, “While loans increased approximately 9% from one year ago, balances grew at a much lower pace on a linked quarter basis, about 4% annualized.  We did originate approximately $23 million in construction loans during the quarter with about $3 million drawn on these loans.  We anticipate that draws on these loans will help fuel growth in the second and third quarters of 2014.  In addition, our new Louisville commercial banking team and our new equipment finance team are now building loan pipelines.  At quarter-end, overall loan pipelines were strong.  We anticipate improving trends throughout the remainder of the year.”

Mr. Brown concluded by commenting on the recently announced agreement to acquire The Merchants Bank and Trust Company, of West Harrison, Indiana, “We are very excited to partner with Merchants Bank as the combination will significantly strengthen our market share in Dearborn County and provide momentum to our recently opened Cincinnati loan production office by adding three offices in Hamilton County, Ohio (Cincinnati).”

First Quarter Results

NET INTEREST INCOME

Net interest income was $23.2 million for the first quarter of 2014 compared to $22.6 million a year ago.  The increase in net interest income was primarily due to an increase in earning assets.  Net interest margin, on a fully-taxable equivalent basis, was 3.89% for the first quarter of 2014, which was eleven basis points below the first quarter of 2013 and an increase of one basis point compared to  the fourth quarter of 2013.

NON-INTEREST INCOME

The Company’s non-interest income (excluding investment securities gains) was $9.3 million for the first quarter of 2014 compared to $9.4 million for the same period in 2013.  A decrease in mortgage banking income of $713 thousand was offset by slight increases in virtually every other major category of fee income.  During the first quarter of 2014, the Company announced plans to close three banking offices.  As a result of this announcement, $550 thousand of fixed asset write-downs were incurred.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $24.2 million for the first quarter of 2014 compared to $27.1 million for the same period in 2013.  During the first quarter of 2013, the Company incurred $2.2 million in expenses related to the prepayment of a FHLB advance.  In addition, the Company had $250 thousand of expenses related to the closing of eight branches in 2013.  Excluding these non-operating items, the Company’s non-interest expense would have been $24.6 million for the first quarter of 2013.  For 2014, an increase in occupancy and equipment expenses related to investments in new markets and increased snow removal expense was offset by reductions in marketing and collection expenses.

BALANCE SHEET AND CAPITAL

Total assets were $2.87 billion at March 31, 2014, which represents a $140 million increase from the balance a year ago of $2.73 billion.  The increase in the balance sheet was primarily related to an increase in loans which grew $134 million year over year.  Loan balances grew $16 million on a linked-quarter basis.  The Company’s regulatory capital ratios remain strong and as of March 31, 2014 were as follows: leverage ratio of 10.0%, tier one capital to risk-weighted assets of 15.3%, and total capital to risk-weighted assets of 16.6%.  In addition, as of March 31, 2014, the Company’s tangible common equity ratio was 8.8%.

ASSET QUALITY

Non-performing assets (NPA’s) were $28.0 million as of March 31, 2014, a decrease of approximately $2.7 million on a linked-quarter basis.  NPA’s represented 0.97% of total assets as of March 31, 2014 compared to 1.07% as of December 31, 2013 and 1.69% as of March 31, 2013.  Net charge-offs were $1.1 million for the first quarter of 2014 and represented 0.27% of average loans on an annualized basis.  Total loan loss provision expense was $0.8 million in the first quarter of 2014.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.61% as of March 31, 2014 compared to 1.65% as of December 31, 2013 and 2.04% as of March 31, 2013.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended March 31
	2014	2013
Income Statement Summary
Interest Income	$25,440	$25,316
Interest Expense	2,219	2,718
Net Interest Income	23,221	22,598
Provision for Loan Losses	750	1,734
Noninterest Income:
Trust and investment product fees	1,270	1,035
Mortgage banking	1,316	2,029
Service charges on deposit accounts	4,585	4,486
Gain on sales of securities	—	844
Interchange income	1,735	1,611
OREO gains/(losses)	(77)	(296)
Other	444	556
Total Noninterest Income	9,273	10,265
Noninterest Expense:
Employee	13,573	13,518
Occupancy and equipment	4,647	4,215
Intangible amortization	432	480
Marketing	598	1,045
Collection expenses	437	950
FDIC assessment	435	437
FHLB advance prepayment penalty	—	2,239
Consultant expenses	350	375
Other	3,742	3,869
Total Noninterest Expense	24,214	27,128
Earnings Before Income Taxes	7,530	4,001
Provision for Income Taxes	1,305	10
Net Income	$6,225	$3,991
Preferred Dividends & Accretion	—	(202)
Net Income Available to Common Shareholders	$6,225	$3,789

	Three months ended March 31
	2014	2013
Average Balance Sheet Data
Gross Loans	$1,684,330	$1,564,434
Earning Assets	2,598,200	2,466,196
Total Assets	2,863,287	2,760,304
Noninterest Bearing Deposits	446,177	405,376
Interest Bearing Deposits	1,768,178	1,777,380
Total Interest Bearing Liabilities	2,080,693	1,996,145
Shareholders’ Equity	312,654	324,199

	Three months ended March 31
	2014	2013
Per Share Data
Diluted Earnings Per Share	$0.30	$0.19
Cash Dividends Per Share	0.100	0.060
Market Value - High	18.03	15.10
Market Value - Low	15.78	12.65
Average Outstanding Shares (diluted)	20,577,605	20,378,654

	Three months ended March 31
	2014	2013
Key Ratios
Return on Average Assets	0.88%	0.59%
Return on Average Equity	8.07%	4.99%
Net Interest Margin	3.89%	4.00%
Efficiency Ratio	70.76%	78.41%
Net Overhead to Average Assets	2.12%	2.48%

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,687,551	$1,671,926	$1,610,990	$1,583,281	$1,553,320
Allowance for Loan Losses	27,247	27,609	27,849	28,002	31,728
Total Securities	881,104	891,106	893,187	886,908	906,396
Goodwill and Intangible Assets	69,593	70,025	69,959	70,414	70,892
Total Assets	2,872,379	2,859,864	2,824,347	2,771,055	2,732,609
Noninterest Bearing Deposits	459,541	436,550	415,572	421,950	418,916
Interest Bearing Deposits	1,766,284	1,764,078	1,752,702	1,761,767	1,763,781
Other Borrowings	265,663	294,252	297,809	216,858	154,859
Shareholders’ Equity	315,559	305,526	304,471	314,566	322,673

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013
Other Balance Sheet Data
Tangible Book Value Per Common Share	$12.03	$11.53	$11.49	$11.24	$11.65
Loan Loss Reserve to Loans	1.61%	1.65%	1.73%	1.77%	2.04%
Loan Loss Reserve to Non-performing Loans	135.75%	123.50%	99.56%	90.68%	87.70%
Nonperforming Assets (NPA) to Total Assets	0.83%	0.93%	1.16%	1.30%	1.54%
NPA’s (w/ TDR’s) to Total Assets	0.97%	1.07%	1.31%	1.45%	1.69%
Tangible Common Equity Ratio (1)	8.78%	8.44%	8.51%	8.49%	8.90%
Outstanding Shares	20,445,951	20,417,224	20,403,933	20,391,433	20,326,725

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013
Asset Quality
Special Mention Loans	$53,019	$56,960	$79,059	$85,763	$85,613
Substandard Loans (Accruing)	29,429	27,277	12,138	15,235	22,313
New Non-accrual Loans (for the 3 months ending)	2,963	2,312	2,761	2,687	7,778

Loans Past Due 90 Days or More and Still Accruing	$0	$14	$—	$372	$100
Non-accrual Loans	20,071	22,341	27,972	30,508	36,078
Other Real Estate Owned	3,841	4,120	4,784	5,182	5,842
Total Nonperforming Assets (NPA’s)	$23,912	$26,475	$32,756	$36,062	$42,020
Troubled Debt Restructurings (Accruing)	4,041	4,188	4,162	4,207	4,276
Total NPA’s with Troubled Debt Restructurings	$27,953	$30,663	$36,918	$40,269	$46,296

Net Charge-offs - QTD	$1,112	$1,040	$1,153	$4,726	$2,233
Net Charge-offs as a % of average loans	0.27%	0.25%	0.29%	1.20%	0.58%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013
Shareholders’ Equity	315,559	305,526	304,471	314,566	322,673
Less: Intangible Assets	69,593	70,025	69,959	70,414	70,892
Preferred Stock	—	—	—	14,945	14,932
Tangible Common Equity	245,966	235,501	234,512	229,207	236,849

Total Assets	2,872,379	2,859,864	2,824,347	2,771,055	2,732,609
Less: Intangible Assets	69,593	70,025	69,959	70,414	70,892
Tangible Assets	2,802,786	2,789,839	2,754,388	2,700,641	2,661,717

Ending Shares Outstanding	20,445,951	20,417,224	20,403,933	20,391,433	20,326,725

Tangible Book Value Per Share	$12.03	$11.53	$11.49	$11.24	$11.65
Tangible Common Equity/Tangible Assets	8.78%	8.44%	8.51%	8.49%	8.90%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 74 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Additional Information for Investors and Shareholders

Communications in these documents do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed merger, MainSource will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of MBT Bancorp (“MBT”) and a Prospectus of MainSource, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about MainSource, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from MainSource at www.mainsourcebank.com under the tab “Investor Relations”.

MainSource and MBT and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of MBT in connection with the proposed merger. Information about the directors and executive officers of MainSource is set forth in the proxy statement for MainSource’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 21, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.